Exhibit 23.3

1540 Broadway New York, NY 10036-4039	Tel 212.858.1000 Fax 212.858.1500 www.pillsburylaw.com

January 7, 2008	Donovan Burke Phone: 212.858.1216 donovan.burke@pillsburylaw.com
XO Holdings, Inc.
13865 Sunrise Valley Drive
Herndon, VA 20171
Attn: Simone Wu, Esq.
           Senior Vice President and General Counsel
Dear Ms. Wu:
This letter is furnished to you in connection with a Registration Statement on Form S-3/A (the “Registration Statement”) currently filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) for the registration of securities of XO Holdings, Inc., a Delaware corporation.
We hereby consent to the use of our firm’s name under the caption “Legal Matters” in the Registration Statement and in the related prospectus. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

Donovan W. Burke